Exhibit 1

WESTPAC BANKING CORPORATION
ABN 33 007 457 141

Pillar 3 Report

JUNE 2015

INCORPORATING THE
REQUIREMENTS OF APS330

Westpac GROUP

EST. 1817

Pillar 3 report Table of contents

Executive summary	3
Introduction	4
Group structure	5
Capital overview	7
Credit risk exposures	10
Securitisation	14
Appendix I – APS330 Quantitative requirements	16
Disclosure regarding forward-looking statements	17

In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise).

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.

In this report, unless otherwise stated, disclosures reflect APRA’s implementation of Basel III.

Information contained in or accessible through the websites mentioned in this report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report.  All references in this report to websites are inactive textual references and are for information only.

2 | Westpac Group June 2015 Pillar 3 Report

Pillar 3 report Executive summary

Summary

Westpac’s common equity Tier 1 (CET1) capital ratio was 9.0% at 30 June 2015, up 20 basis points since 31 March 2015, and at the mid-point of the Group’s preferred range. The ratio benefitted from the 1H15 dividend reinvestment plan (DRP) and partial underwrite of the DRP which together added 58 basis points, and the institutional component of the partial sale of BT Investment Management (BTIM) shares which added 11 basis points. These items, combined with earnings for the quarter more than offset the normal quarterly reduction in the CET1 capital ratio following the determination of the 2015 interim dividend.  Capital deductions were also higher over the quarter. The retail offer associated with the partial sale of BTIM, which closed on 10 July 2015, would have added a further 4 basis points to the capital ratio at 30 June 2015 if included on a pro forma basis.

	30 June 2015	31 March 2015	30 June 2014
The Westpac Group at Level 2
Common equity Tier 1 capital ratio %	9.0	8.8	8.3
Additional Tier 1 capital %	1.5	1.5	1.7
Tier 1 capital ratio %	10.5	10.3	10.0
Tier 2 capital %	1.9	1.8	1.7
Total regulatory capital ratio %	12.4	12.1	11.7

This quarter, risk weighted assets (RWA) increased $4.6 billion (or 1%) due to a rise in credit RWA of $1.6 billion and non-credit RWA of $3.0 billion.  The movement in credit RWA was principally due to:

▪    Growth in the portfolio added $6.2 billion over the quarter;

▪    Changes in asset quality increased RWA by $0.6 billion;

▪    Appreciation in the $A against the $NZ reduced RWA for New Zealand exposures by $3.8 billion; and

▪    A reduction in mark-to-market related credit risk of $1.4 billion, related to derivative counterparty exposure.

The $3.0 billion increase in non-credit RWA was principally due to higher interest rate risk in the banking book RWA from a lower embedded gain as market interest rates rose during the quarter.  Movements in RWA across other categories were largely offsetting.

Risk weighted assets
$m	30 June 2015	31 March 2015	30 June 2014
Credit risk	304,580	303,026	281,403
Market risk	7,695	7,900	10,903
Operational risk	30,569	30,136	28,442
Interest rate risk in the banking book	4,485	1,596	6,369
Other	4,041	4,165	4,322
Total	351,370	346,823	331,439

Over the quarter, exposure at default (EAD) increased $16.3 billion (or 2%) which included $10.8 billion from sovereign exposures which have a modest impact on RWA. This rise in sovereign exposures reflects increased holdings of liquid assets with sovereign counterparties as at 30 June 2015.

On 20 July 2015 APRA announced changes that will increase the risk weighted assets for the Australian residential mortgage portfolio from 1 July 2016. The disclosures in this report do not include the future impact of this change.

Westpac Group June 2015 Pillar 3 Report | 3

Pillar 3 report Introduction

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by the Australian Prudential Regulation Authority (APRA). APRA has accredited Westpac to apply advanced models permitted by the Basel III global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement Approach (AMA) for operational risk.

In accordance with APS330 Public Disclosure, financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

The Structure of Westpac’s Pillar 3 Report as at 30 June 2015

This report describes Westpac’s risk management practices1 and presents the prudential assessment of Westpac’s capital adequacy as at 30 June 2015. The sections are arranged as follows:

▪     ‘Group Structure’ defines the bases of measurement adopted by APRA and describes the principles of consolidation used for the purposes of determining Westpac’s capital adequacy;

▪     ‘Capital Overview’ describes Westpac’s capital management strategy and presents the capital adequacy ratios for the Westpac Group;

▪     ‘Credit Risk Exposures’ tabulates Westpac’s credit risk exposures including impaired and past due loans and loan impairment provisions; and

▪     ‘Securitisation’ explains how Westpac participates in the securitisation market.

A cross-reference between the quantitative disclosures in this report required under Attachment C of APS330 is provided in Appendix I on page 16.

Capital instruments included in regulatory capital

The reporting requirements for capital instruments under Attachment B of APS330 can be found on the regulatory disclosures section of the Westpac website2 and are not included within this report. These disclosures are updated when the following occurs:

▪     A new capital instrument is issued that will form part of regulatory capital; or

▪     A capital instrument is redeemed, converted into CET1, written off, or its terms and conditions are changed.

1  Westpac also takes risk in subsidiaries that are outside the scope of the Level 2 regulatory consolidation of the Westpac Group and this risk is not described in this report.

2  http://www.westpac.com.au/about-westpac/investor-centre/financial-information/basel-iii-risk-reports/

4 | Westpac Group June 2015 Pillar 3 Report

Pillar 3 report Group structure

Westpac seeks to ensure that it is adequately capitalised at all times. APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels:

▪     Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

▪     Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation; and

▪     Level 3, the consolidation of Westpac Banking Corporation and all its subsidiary entities.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis2.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation3

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including structured entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity is exposed to, or has rights to, variable returns from its involvement with an entity, and has the ability to affect those returns through its power over that entity. Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

▪     insurance;

▪     acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

▪     non-financial (commercial) operations; or

▪     special purpose entities to which assets have been transferred in accordance with the requirements of APS120 Securitisation.

Retained earnings and equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital, with the exception of securitisation special purpose entities.

1  APS110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.

2  Impaired assets and provisions held in Level 3 entities are excluded from the tables in this report.

3  Refer to Note 1 of Westpac’s 2014 Annual Report for further details.

Westpac Group June 2015 Pillar 3 Report | 5

Pillar 3 report Group structure

Westpac New Zealand Limited

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity1, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand. WNZL uses the Advanced IRB approach for credit risk and the AMA for operational risk. For the purposes of determining Westpac’s capital adequacy, Westpac New Zealand Limited is consolidated at Level 2.

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group Minimum capital (‘thin capitalisation’) rules

Tax legislation in most jurisdictions in which the Group operates (including Australia, New Zealand and the United Kingdom) prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings to comply with these rules.

Tax costs associated with repatriation

Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS222 Associations with Related Entities2. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk.

Prudential regulation of subsidiary entities

Certain subsidiary banking, insurance and trustee entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory requirements at all times. There are no capital deficiencies in subsidiary entities excluded from the regulatory consolidation at Level 2.

1  Other subsidiary banking entities in the Group at 30 June 2015 include Westpac Bank of Tonga, Westpac Bank-PNG-Limited, Westpac Bank Samoa Limited and Westpac Europe Limited.

2  For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’. Prudential and internal limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

6 | Westpac Group June 2015 Pillar 3 Report

Pillar 3 report
Capital overview

Capital management strategy

Westpac’s approach seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac evaluates these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

▪	the development of a capital management strategy, including preferred capital range, capital buffers and contingency plans;

▪	consideration of both economic and regulatory capital requirements;

▪	a process that challenges the capital measures, coverage and requirements which incorporates amongst other things, the impact of adverse economic scenarios; and

▪	consideration of the perspectives of external stakeholders including rating agencies, equity investors and debt investors.

Westpac’s preferred capital range

At 30 June 2015, Westpac’s preferred range for its CET1 capital ratio was 8.75%-9.25%. The CET1 preferred range takes into consideration:

▪	Current regulatory minimums, including capital conservation and D-SIB buffers;

▪	Stress testing to calibrate an appropriate buffer against a downturn; and

▪	Quarterly volatility of capital ratios under Basel III due to the half and yearly cycle of dividend payments.

Westpac’s capital adequacy ratios

	30 June	31 March	30 June
%	2015	2015	2014
The Westpac Group at Level 2
Common equity Tier 1 capital ratio	9.0	8.8	8.3
Additional Tier 1 capital	1.5	1.5	1.7
Tier 1 capital ratio	10.5	10.3	10.0
Tier 2 capital	1.9	1.8	1.7
Total regulatory capital ratio	12.4	12.1	11.7

The Westpac Group at Level 1
Common equity Tier 1 capital ratio	9.1	8.7	8.2
Additional Tier 1 capital	1.7	1.7	1.9
Tier 1 capital ratio	10.8	10.4	10.1
Tier 2 capital	2.1	2.1	2.0
Total regulatory capital ratio	12.9	12.5	12.1

Westpac New Zealand Limited’s capital adequacy ratios

	30 June	31 March	30 June
%	2015	2015	2014
Westpac New Zealand Limited
Common equity Tier 1 capital ratio	11.8	11.6	11.5
Additional Tier 1 capital	-	-	-
Tier 1 capital ratio	11.8	11.6	11.5
Tier 2 capital	-	-	-
Total regulatory capital ratio	11.8	11.6	11.5

Westpac Group June 2015 Pillar 3 Report | 7

Pillar 3 report
Capital overview

Capital requirements

This table shows risk weighted assets and associated capital requirements1 for each risk type included in the regulatory assessment of Westpac’s capital adequacy. More detailed disclosures on the prudential assessment of capital requirements are presented in the following sections of this report.

30 June 2015	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	76,948	4,882	81,830	6,546
Business lending	31,899	1,307	33,206	2,656
Sovereign	1,649	1,193	2,842	227
Bank	8,354	165	8,519	681
Residential mortgages	73,551	3,434	76,985	6,159
Australian credit cards	6,457	-	6,457	517
Other retail	12,969	4,713	17,682	1,415
Small business	7,846	-	7,846	628
Specialised lending	55,269	353	55,622	4,450
Securitisation	4,137	-	4,137	331
Mark-to-market related credit risk[3]	-	9,454	9,454	756
Total	279,079	25,501	304,580	24,366
Market risk			7,695	616
Operational risk[4]			30,569	2,446
Interest rate risk in the banking book			4,485	359
Other assets[5]			4,041	324
Total			351,370	28,111

31 March 2015	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	77,516	4,631	82,147	6,572
Business lending	32,352	1,299	33,651	2,692
Sovereign	1,310	1,179	2,489	199
Bank	7,842	135	7,977	638
Residential mortgages	73,337	3,214	76,551	6,124
Australian credit cards	6,432	-	6,432	515
Other retail	12,095	4,706	16,801	1,344
Small business	7,614	-	7,614	609
Specialised lending	53,741	352	54,093	4,327
Securitisation	4,431	-	4,431	355
Mark-to-market related credit risk[3]	-	10,840	10,840	867
Total	276,670	26,356	303,026	24,242
Market risk			7,900	632
Operational risk[4]			30,136	2,411
Interest rate risk in the banking book			1,596	128
Other assets[5]			4,165	333
Total			346,823	27,746

1       Capital requirements are expressed as 8% of total risk weighted assets.

2       Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

3       Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

4       APRA approved the AMA approach for the calculation of Lloyds operational risk RWA from December 2014. For periods prior to December 2014 Westpac applied the partial use approach, as approved by APRA, and the business acquired from Lloyds was measured under the Standardised approach as defined under APS114 Capital Adequacy: Standardised Approach to Operational Risk.

5       Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

8 | Westpac Group June 2015 Pillar 3 Report

Pillar 3 report
Capital overview

30 June 2014	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	70,240	4,785	75,025	6,002
Business lending	33,772	1,153	34,925	2,794
Sovereign	1,397	834	2,231	178
Bank	8,981	139	9,120	730
Residential mortgages	62,804	2,629	65,433	5,234
Australian credit cards	6,264	-	6,264	501
Other retail	10,627	4,710	15,337	1,227
Small business	6,597	-	6,597	528
Specialised lending	52,595	269	52,864	4,229
Securitisation	5,208	-	5,208	417
Mark-to-market related credit risk[3]	-	8,399	8,399	672
Total	258,485	22,918	281,403	22,512
Market risk			10,903	872
Operational risk[4]			28,442	2,275
Interest rate risk in the banking book			6,369	510
Other assets[5]			4,322	346
Total			331,439	26,515

1       Capital requirements are expressed as 8% of total risk weighted assets.

2       Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

3       Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

4       APRA approved the AMA approach for the calculation of Lloyds operational risk RWA from December 2014. For periods prior to December 2014 Westpac applied the partial use approach, as approved by APRA, and the business acquired from Lloyds was measured under the Standardised approach as defined under APS114 Capital Adequacy: Standardised Approach to Operational Risk.

5       Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Westpac Group June 2015 Pillar 3 Report | 9

Pillar 3 report

Credit risk exposures

Summary credit risk disclosure

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 June 2015	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 9 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	131,595	76,948	780	513	444	190	65
Business lending	48,037	31,899	708	399	420	207	105
Sovereign	63,811	1,649	2	2	-	-	-
Bank	29,471	8,354	15	10	5	7	-
Residential mortgages	474,938	73,551	912	772	236	85	63
Australian credit cards	20,910	6,457	328	261	99	66	213
Other retail	15,254	12,969	526	424	166	107	162
Small business	19,627	7,846	228	132	100	49	48
Specialised Lending	63,994	55,269	1,035	626	463	196	61
Securitisation	23,240	4,137	-	-	3	-	-
Standardised[2]	21,857	25,501	-	-	109	58	53
Total	912,734	304,580	4,534	3,139	2,045	965	770

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2015	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 6 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	134,554	77,516	801	504	513	214	35
Business lending	48,516	32,352	745	424	427	231	53
Sovereign	52,961	1,310	2	2	-	-	-
Bank	27,868	7,842	14	9	5	7	-
Residential mortgages	471,495	73,337	916	770	258	93	45
Australian credit cards	20,728	6,432	336	263	104	71	129
Other retail	14,379	12,095	497	403	157	101	95
Small business	19,345	7,614	223	128	101	45	31
Specialised Lending	61,793	53,741	1,054	618	484	209	49
Securitisation	23,878	4,431	-	-	3	-	-
Standardised[2]	20,887	26,356	-	-	96	56	34
Total	896,404	303,026	4,588	3,121	2,148	1,027	471

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 June 2014	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 9 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	116,152	70,240	854	493	536	278	112
Business lending	49,781	33,772	844	469	570	288	187
Sovereign	49,697	1,397	2	2	-	-	-
Bank	33,336	8,981	15	10	4	5	-
Residential mortgages	447,994	62,804	835	687	272	121	76
Australian credit cards	20,270	6,264	319	256	93	62	214
Other retail	12,395	10,627	472	384	149	95	139
Small business	16,943	6,597	234	114	104	48	21
Specialised Lending	58,668	52,595	1,302	678	860	309	101
Securitisation	22,303	5,208	-	-	3	-	-
Standardised[2]	18,048	22,918	-	-	127	60	29
Total	845,587	281,403	4,877	3,093	2,718	1,266	879

[1]	Includes regulatory expected losses for defaulted and non-defaulted exposures.
[2]	Includes mark-to-market related credit risk.

10 | Westpac Group June 2015 Pillar 3 Report

Pillar 3 report

Credit risk exposures

Exposure at Default by major type

30 June 2015	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	3 months ended[1]
Corporate	57,741	61,064	12,790	131,595	133,075
Business lending	36,843	11,194	-	48,037	48,277
Sovereign	59,205	2,161	2,445	63,811	58,386
Bank	15,554	1,885	12,032	29,471	28,670
Residential mortgages	400,213	74,725	-	474,938	473,217
Australian credit cards	10,325	10,585	-	20,910	20,819
Other retail	11,465	3,789	-	15,254	14,817
Small business	15,216	4,411	-	19,627	19,486
Specialised lending[2]	49,201	13,869	924	63,994	62,894
Securitisation[3]	16,588	6,560	92	23,240	23,559
Standardised	18,567	1,541	1,749	21,857	21,372
Total	690,918	191,784	30,032	912,734	904,572

31 March 2015	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	6 months ended[4]
Corporate	59,160	59,364	16,030	134,554	127,787
Business lending	36,688	11,828	-	48,516	48,631
Sovereign	48,182	2,086	2,693	52,961	53,188
Bank	14,967	1,913	10,988	27,868	31,109
Residential mortgages	396,973	74,522	-	471,495	464,828
Australian credit cards	10,228	10,500	-	20,728	20,586
Other retail	11,324	3,055	-	14,379	13,591
Small business	14,809	4,536	-	19,345	17,684
Specialised lending[2]	48,456	13,337	-	61,793	60,344
Securitisation[3]	16,061	7,696	121	23,878	22,400
Standardised	17,990	1,513	1,384	20,887	19,351
Total	674,838	190,350	31,216	896,404	879,499

30 June 2014	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	3 months ended[5]
Corporate	52,800	52,486	10,866	116,152	115,062
Business lending	38,265	11,516	-	49,781	49,755
Sovereign	44,584	3,422	1,691	49,697	45,132
Bank	17,582	1,969	13,785	33,336	33,048
Residential mortgages	377,355	70,639	-	447,994	443,879
Australian credit cards	10,140	10,130	-	20,270	20,110
Other retail	10,560	1,835	-	12,395	12,272
Small business	13,028	3,915	-	16,943	16,864
Specialised lending[2]	43,786	14,882	-	58,668	55,761
Securitisation[3]	14,781	7,369	153	22,303	22,502
Standardised	16,623	1,425	-	18,048	17,790
Total	639,504	179,588	26,495	845,587	832,175

[1]	Average is based on exposures as at 30 June 2015 and 31 March 2015.
[2]	Prior to 30 June 2015 off balance sheet market related exposure for specialised lending was included in the corporate sub-asset class.
[3]	The EAD associated with securitisation is for the banking book only.
[4]	Average is based on exposures as at 31 March 2015, 31 December 2014, and 30 September 2014.
[5]	Average is based on exposures as at 30 June 2014 and 31 March 2014.

Westpac Group June 2015 Pillar 3 Report | 11

Pillar 3 report

Credit risk exposures

Loan impairment provisions

APS220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All Individually Assessed Provisions (IAP) raised under Australian Accounting Standards (AAS) are classified as specific provisions. All Collectively Assessed Provisions (CAP) raised under AAS are either classified into specific provisions or a GRCL.

A GRCL adjustment is made for the amount of GRCL that Westpac reports for regulatory purposes under APS220 in addition to provisions reported by Westpac under AAS. For capital adequacy purposes the GRCL adjustment is deducted from CET1. Eligible GRCL is included in Tier 2 capital.

30 June 2015		AAS Provisions		GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	732	233	965	NA	965
for defaulted but not impaired loans	NA	124	124	NA	124
General Reserve for Credit Loss	NA	2,369	2,369	107	2,476
Total provisions for impairment charges	732	2,726	3,458	107	3,565

31 March 2015		AAS Provisions		GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	806	221	1,027	NA	1,027
for defaulted but not impaired loans	NA	130	130	NA	130
General Reserve for Credit Loss	NA	2,348	2,348	107	2,455
Total provisions for impairment charges	806	2,699	3,505	107	3,612

30 June 2014		AAS Provisions		GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	1,063	203	1,266	NA	1,266
for defaulted but not impaired loans	NA	119	119	NA	119
General Reserve for Credit Loss	NA	2,352	2,352	107	2,459
Total provisions for impairment charges	1,063	2,674	3,737	107	3,844

12 | Westpac Group June 2015 Pillar 3 Report

Pillar 3 report

Credit risk exposures

Impaired and past due loans

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due not impaired, impaired loans, related provisions and actual losses is broken down by concentrations reflecting Westpac’s asset categories.

	Items		Specific	Specific	Actual
30 June 2015	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	9 months ended
Corporate	81	444	190	43%	65
Business lending	288	420	207	49%	105
Sovereign	-	-	-	-	-
Bank	37	5	7	140%	-
Residential mortgages	1,789	236	85	36%	63
Australian credit cards	-	99	66	67%	213
Other retail	-	166	107	64%	162
Small business	109	100	49	49%	48
Specialised lending	113	463	196	42%	61
Securitisation	-	3	-	-	-
Standardised	20	109	58	53%	53
Total	2,437	2,045	965	47%	770

	Items		Specific	Specific	Actual
31 March 2015	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Corporate	116	513	214	42%	35
Business lending	310	427	231	54%	53
Sovereign	-	-	-	-	-
Bank	37	5	7	140%	-
Residential mortgages	1,683	258	93	36%	45
Australian credit cards	-	104	71	68%	129
Other retail	-	157	101	64%	95
Small business	115	101	45	45%	31
Specialised lending	118	484	209	43%	49
Securitisation	-	3	-	-	-
Standardised	22	96	56	58%	34
Total	2,401	2,148	1,027	48%	471

	Items		Specific	Specific	Actual
30 June 2014	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	9 months ended
Corporate	80	536	278	52%	112
Business lending	277	570	288	51%	187
Sovereign	-	-	-	-	-
Bank		4	5	104%	-
Residential mortgages	1,695	272	121	44%	76
Australian credit cards	-	93	62	66%	214
Other retail	2	149	95	64%	139
Small business	86	104	48	46%	21
Specialised lending	223	860	309	36%	101
Securitisation	-	3	-	-	-
Standardised	20	127	60	48%	29
Total	2,383	2,718	1,266	47%	879

Westpac Group June 2015 Pillar 3 Report | 13

Pillar 3 report
Securitisation

Banking book summary of securitisation activity by asset type

For the 3 months ended
30 June 2015	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	8,217	-
Credit cards	-	-
Auto and equipment finance	-	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	8,217	-

For the 6 months ended
31 March 2015	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	18,511	-
Credit cards	-	-
Auto and equipment finance	1,091	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	19,602	-

For the 3 months ended
30 June 2014	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	2,692	-
Credit cards	-	-
Auto and equipment finance	172	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	2,864	-

Banking book summary of on and off-balance sheet securitisation by exposure type

30 June 2015	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	7,580	-	7,580
Liquidity facilities	-	-	1,495	1,495
Funding facilities	8,876	-	5,129	14,005
Underwriting facilities	11	-	58	68
Lending facilities	-	-	92	92
Warehouse facilities	-	-	-	-
Total	8,887	7,580	6,774	23,240

31 March 2015	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	8,213	-	8,213
Liquidity facilities	-	-	1,854	1,854
Funding facilities	7,836	-	5,773	13,609
Underwriting facilities	12	-	69	81
Lending facilities	-	-	121	121
Warehouse facilities	-	-	-	-
Total	7,848	8,213	7,817	23,878

14 | Westpac Group June 2015 Pillar 3 Report

Pillar 3 report
Securitisation

30 June 2014	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	6,741	-	6,741
Liquidity facilities	51	-	3,673	3,724
Funding facilities	7,963	-	3,546	11,509
Underwriting facilities	14	-	162	176
Lending facilities	-	-	153	153
Warehouse facilities	-	-	-	-
Total	8,028	6,741	7,534	22,303

Trading book summary of on and off-balance sheet securitisation by exposure type1

30 June 2015	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	22	200	-	222
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	41	41
Other derivatives	-	-	84	84
Total	22	200	125	347

31 March 2015	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	21	200	-	221
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	42	42
Other derivatives	-	-	110	110
Total	21	200	152	373

30 June 2014	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	27	528	-	555
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	32	32
Other derivatives	-	-	165	165
Total	27	528	197	752

1     EAD associated with trading book securitisation is not included in EAD by major type on page 11. Trading book securitisation exposure is captured and risk weighted under APS116 Capital Adequacy: Market Risk.

Westpac Group June 2015 Pillar 3 Report | 15

Pillar 3 report
Appendix I - APS330 Quantitative Requirements

The following table cross-references the quantitative disclosure requirements outlined in Attachment C of APS330 to the quantitative disclosures made in this report.

APS330 Attachment C reference		Westpac disclosure	Page

Table 3:	(a) to (e)	Capital requirements	8
Capital Adequacy	(f)	Westpac’s capital adequacy ratios	7
		Capital adequacy ratios of major subsidiary banks	7

Table 4:	(a)	Exposure at Default by major type	11
Credit Risk - general disclosures	(b)	Impaired and past due loans	13
	(c)	General reserve for credit loss	12

Table 5:	(a)	Banking Book summary of securitisation activity by asset type	14
Securitisation exposures	(b)	Banking Book summary of on and off-balance sheet securitisation by exposure type	14
		Trading Book summary of on and off-balance sheet securitisation by exposure type	15

Exchange rates

The following exchange rates were used in the Westpac Pillar 3 report, and reflect spot rates for the period end.

	$30 June 2015	31 March 2015	30 June 2014
USD	0.7686	0.7635	0.9426
GBP	0.4887	0.5167	0.5535
NZD	1.1285	1.0202	1.0774
EUR	0.6876	0.7078	0.6908

16 | Westpac Group June 2015 Pillar 3 Report

Pillar 3 report
Disclosure regarding forward-looking statements

This Report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this Report and include statements regarding Wespac’s intent, belief or current expectations with respect to its business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’ or other similar words are used to identify forward-looking statements. These forward-looking statements reflect Westpac’s current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond Westpac’s control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon Westpac. There can be no assurance that future developments will be in accordance with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those expected, depending on the outcome of various factors, including, but not limited to:

▪	the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;
▪

the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

▪	market volatility, including uncertain conditions in funding, equity and asset markets;
▪	adverse asset, credit or capital market conditions;
▪	changes to Westpac’s credit ratings;
▪	levels of inflation, interest rates, exchange rates and market and monetary fluctuations;
▪	market liquidity and investor confidence;
▪

changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and Westpac’s ability to maintain or to increase market share and control expenses;

▪	the effects of competition in the geographic and business areas in which Westpac conducts its operations;
▪	information security breaches, including cyberattacks;
▪	reliability and security of Westpac’s technology and risks associated with changes to technology systems;
▪	the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;
▪	the effectiveness of Westpac’s risk management policies, including internal processes, systems and employees;
▪	the incidence or severity of Westpac insured events;
▪	the occurrence of environmental change or external events in countries in which Westpac or its customers or counterparties conduct their operations;
▪	internal and external events which may adversely impact Westpac’s reputation;
▪	changes to the value of Westpac’s intangible assets;
▪	changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;
▪	the success of strategic decisions involving diversification or innovation, in addition to business expansion and integration of new businesses; and
▪	various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by Westpac, refer to the section ‘Risk factors’ in Westpac’s 2015 Interim Financial Results Announcement. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation to update any forward-looking statements contained in this Report, whether as a result of new information, future events or otherwise, after the date of this Report.

Westpac Group June 2015 Pillar 3 Report | 17